Exhibit 99.1

Bulldog Technologies Participates in US Mexico Security Symposiums

RICHMOND, British Columbia, January 24, 2005 — Bulldog Technologies Inc. (OTC BB: BLLD), a innovative provider of wireless cargo security solutions, today announced that it will be participating in two upcoming US Mexico Security Symposium events, January 25th and 27th in Guadalajara and Tijuana respectively. The 2005 U.S.- Mexico Trade Security Symposium is organized by the U.S. Trade and Development Agency and co-sponsored by the U.S. Commerce Department and the Mexican Trade Council (COMCE). The Symposium attracts a number of Mexican participants including large, medium, and small manufacturers and shippers engaged in cross-border trade, customs brokers, third party logistics providers, port authorities and transporters, as well as Mexican companies engaged in trade security and local and regional government officials. The Symposium provides an ideal environment for the participants to gain valuable insight from the cumulative, hands-on experience of experts and learn about products and services in the supply chain security trade area. “We participated in two US Mexican Symposiums last quarter,” said James McMillan, COO of Bulldog Technologies. “We are currently in discussions with a number of people we met at those events, including channel partners, carriers and major ports. We are excited about the opportunity of getting the Bulldog name out to this audience, as well as to showcase our portfolio of wireless cargo security solutions to the Mexican security industry.”

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s solutions allow dispatchers, security personnel, law enforcement professionals, emergency response teams and cargo transport drivers to monitor and track valuable cargo during the transport, storage and delivery supply chain process. Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, our technology can prevent the illegal entry of port storage cargo containers, theft of mobile or in-transit shipping containers as well as covertly tracking high value cargo.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com.

For further information on the US Mexico Security Symposiums visit www.mexicotradesecurity.com.

Press Contact:	Investor Contact:
Jan Roscovich PR Director Bulldog Technologies Inc. (604) 271-8656 jroscovich@bulldog-tech.com	Aurelius Consulting Group Jeff Wadley (888) 451-5721 (407) 644-4256 jeff@aurcg.com